EXHIBIT 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN MEDIA, INC.

American Media, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as from time to time amended, (the “DGCL”), hereby certifies as follows:

1. The Corporation filed an amended joint pre-packaged plan of reorganization under chapter 11 of title 11 of the United States Code on December 15, 2010 (the “Plan”).

2. The date of filing of the original Certificate of Incorporation with the Secretary of State was June 19, 1990, under the name GP Group Holdings, Inc. The Corporation subsequently changed its name to American Media, Inc. Pursuant to the Plan, American Media Operations, Inc., a wholly-owned subsidiary of the Corporation, merged with and into the Corporation. The Corporation was the surviving corporation in the merger.

3. This Second Amended and Restated Certificate of Incorporation (“Certificate”), which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, has been deemed approved without the need for Board of Directors (“Board”) or stockholder approval pursuant to Section 303 of the DGCL because it is adopted pursuant to the Plan, as confirmed on December 20, 2010 by the United States Bankruptcy Court for the Southern District of New York.

4. Pursuant to the provisions of Sections 242(a), Section 245 and 303 of the DGCL, the undersigned Corporation does hereby certify that the Certificate of Incorporation, as amended and restated, is hereby amended and restated to read in its entirety as follows:

FIRST

NAME

The name of the Corporation is “American Media, Inc,”

SECOND

REGISTERED AGENT

The registered office of the Corporation within the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington 19808, County of New Castle. The registered agent of the Corporation within the State of Delaware is The Corporation Trust Company, the business office of which is identical to the registered office of the Corporation.

THIRD

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH

CAPITALIZATION

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 15,000,000 shares of capital stock, consisting of (i) 14,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). To the extent prohibited by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities; provided, however, the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

The number of authorized shares of either of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

The statement of the powers, preferences and rights and the qualifications, limitations or restrictions of the shares of each class is as follows:

1. Terms of the Common Stock.

(a) Equal Rights. Each share of Common Stock of the Corporation shall have the same powers, rights, and preferences and shall be subject to the same limitations, qualifications and restrictions as every other share of Common Stock of the Corporation.

(b) Voting. At each annual or special meeting of stockholders, each holder of Common Stock shall be entitled to one (l) vote in person or by proxy for each share of Common Stock held of record standing in such holder’s name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of holders of Common Stock. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c) Dividends and Other Distributions. Subject to the rights of the holders of the Preferred Stock, if any, the record holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock, evidences of indebtedness or property of the Corporation as may be declared thereon by the Corporation’s Board of Directors (the “Board of Directors”) out of assets and funds legally available therefor and shall share equally on a per share basis in such dividends and other distributions.

(d) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of the Preferred Stock, if any, the record holders of Common Stock shall be entitled to participate pro rata in all distributions to holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

2. Terms of the Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation (the “Preferred Stock Designation”) with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

3. Limitation on Number of Record Holders.

(a) Notwithstanding anything set forth in this Second Amended and Restated Certificate of Incorporation, or the compliance with any of the terms hereof, no direct or indirect Transfer, however accomplished, of shares of Common Stock or Preferred Stock shall be effective, and any such Transfer of shares of Common Stock or Preferred Stock shall be deemed null and void, if, as a result of any such Transfer, the record number of stockholders of the Corporation of the applicable class of capital stock (as determined in accordance with Rule 12g5-1 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), or any successor rule or interpretation) would exceed 450.

(b) The restrictions contained in this Article FOURTH, Section 3 are for the purpose of ensuring that the Corporation is not required to become a registrant under the Exchange Act due to the number of stockholders of the Corporation.

(c) Any Transfer attempted to be made in violation of this Article FOURTH, Section 3 will be null and void. The proposed transferee shall not be entitled to any rights of stockholders of the Corporation, including, but not limited to, the rights to vote or to receive dividends and liquidating distributions, with respect to the shares of Common Stock and/or Preferred Stock that were the subject of such attempted Transfer.

(d) In addition to any remedies available to the Corporation under applicable law or in equity, after learning of a Transfer not in compliance with this Article FOURTH, Section 3, the Corporation may demand the immediate surrender, or cause to be immediately surrendered, to the Corporation, all certificates representing the shares of Common Stock and/or Preferred Stock that were the subject of such attempted Transfer, or any proceeds received upon a sale of such shares, and any dividends or other distributions made after such noncompliant Transfer with respect to such shares, if any. Any such surrendered certificates may be destroyed. If any such certificates are not immediately surrendered, the Corporation shall cancel such certificates, or cause such certificates to be cancelled, on the stock transfer records and other records of the Corporation. Any shares of Common Stock and/or Preferred Stock attempted to be Transferred pursuant to a destroyed or cancelled certificate, or attempted to be Transferred in violation of this Article FOURTH, shall continue to be registered in the name of the purported transferor. Nothing in this subparagraph (d) shall be deemed inconsistent with the Transfer of such securities being deemed null and void pursuant to subparagraph (c) hereof.

(e) The Corporation may require, as a condition precedent to the registration of the Transfer of any shares of Common Stock and/or Preferred Stock or the payment of any distribution on any such shares, that the proposed transferor and transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such shares. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Chief Executive Officer under the direction of the Board of Directors to be necessary or advisable to implement this Article FOURTH, Section 3, including, without limitation, instructing the transfer agent not to register any Transfer of shares of Common Stock and/or Preferred Stock on the Corporation’s stock transfer records if it has knowledge that such Transfer is prohibited by this Article FOURTH, Section 3, and/or authorizing such transfer agent to require an affidavit from a transferee or transferor regarding such Person’s ownership of shares of Common Stock and/or Preferred Stock and other evidence that a Transfer will not be prohibited by this Article FOURTH, Section 3, as a condition to registering any Transfer.

(f) Nothing contained in this Article FOURTH, Section 3 shall limit the authority of the Corporation, its executive officers or the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to ensure that the Corporation is not required to become a registrant under the Exchange Act due to the number of stockholders of the Corporation.

(g) So long as this Article FOURTH, Section 3 is in effect, each certificate evidencing Common Stock and/or Preferred Stock and each certificate issued in exchange for, or upon Transfer of, any Common Stock and/or Preferred Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE CORPORATION’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (THE “CHARTER”) INCLUDES, AMONG OTHER THINGS, TRANSFER RESTRICTIONS ON, AND OBLIGATIONS WITH RESPECT TO, THE COMMON STOCK AND THE PREFERRED STOCK OF THE CORPORATION. SO LONG AS IT IS IN EFFECT, THE CHARTER RESTRICTS TRANSFERS THAT WOULD RESULT IN THE NUMBER OF RECORD HOLDERS OF ANY CLASS OF CAPITAL STOCK OF THE CORPORATION EXCEEDING 450 HOLDERS. THE CORPORATION WILL FURNISH ‘WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CHARTER, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS AND OBLIGATIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”;

provided that such legend may be combined with the legend set forth in Article Fourth, Section 4(f).

(h) The provisions of this Article FOURTH, Section 3 shall terminate upon the earliest of (i) any firm commitment underwritten public offering of Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act, (ii) the filing by the Corporation of a registration statement pursuant to Section 12(g) of the Exchange Act, and (iii) such time as the Board of Directors determines that the provisions of this Article FOURTH, Section 3 are no longer necessary for the preservation of the Corporation’s status as a non-reporting company under the Exchange Act. Any determination by the Board of Directors pursuant to clause (iii) above shall be publicly announced and a record of such determination shall be kept at the offices of the Corporation.

4. Drag Along Rights.

(a) If stockholders that are a party to the Stockholders Agreement, acting by Majority Requisite Consent, propose to consummate a transaction or series of related transactions constituting a Sale of the Company (the “Dragging Stockholders”) pursuant to an Approved Sale, such Dragging Stockholders shall have the right, at their option to require the other holders of Stockholder Shares (each a “Dragged Stockholder”) to join in such Approved Sale by Transferring the Co-Sale/Drag Sale Percentag1e of Stockholder Shares proposed to be sold by the Dragging Stockholders, subject to the obligations in Article FOURTH, Section 4(c); provided that Alternative Majority Consent may be obtained if Majority Requisite Consent is not obtained. Each stockholder shall consent to and raise no objections against (and, in any stockholder vote required with the respect to such Approved Sale, shall affirmatively vote all of its Stockholder Shares (if any) the Approved Sale, and if the Approved Sale is structured as a sale of the issued and outstanding equity Securities of the Corporation (whether by merger, recapitalization, consolidation or Transfer of Stockholder Shares or other Securities or otherwise), then each Dragged Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such Approved Sale (if applicable), each Dragged Stockholder shall agree to sell his, her or its Stockholder Shares, subject to Article FOURTH, Section 4(c)

below, on the terms and conditions as may be approved by the Dragging Stockholders. Each Dragged Stockholder and the Corporation (subject to applicable law and compliance by the Corporation with any fiduciary duties) shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including, but not limited to, the execution of such agreements and instruments and other actions necessary to provide the representations, warranties, indemnities, covenants, conditions, escrows and other provisions and agreements relating to such Approved Sale.

(b) The Dragging Stockholders shall deliver written notice to each Dragged Stockholder setting forth in reasonable detail the material terms (including price, time and form of payment and the identity of the Dragging Stockholders) of any Approved Sale (the “Approved Sale Notice”) at least ten (l0) Business Days prior to the consummation of such Approved Sale. Within five (5) Business Days following receipt of the Approved Sale Notice, each Dragged Stockholder shall deliver to the Dragging Stockholders written notice (in form and substance reasonably satisfactory to the Dragging Stockholders) setting forth such Dragged Stockholder’s agreement to consent to and raise no objections against, or impediments to, the Approved Sale (including, waiving all dissenter’s and similar rights, if applicable) and if the Approved Sale is structured as a sale of stock, to sell its Stockholder Shares on the terms and conditions set forth in the Approved Sale Notice; provided, however, that the failure by any Dragged Stockholder to deliver such written notice and/or consent to the Dragging Stockholders shall not in any manner relieve or otherwise affect the obligations of each Dragged Stockholder pursuant to this Article FOURTH, Section 4.

(c) The obligations of the Dragged Stockholders to participate in any Approved Sale pursuant to this Article FOURTH, Section 4 are subject to the satisfaction of the following conditions:

(i) subject to clause (ii) below, upon the consummation of the Approved Sale, each stockholder shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Corporation in complete liquidation pursuant to the rights and preferences set forth in this Second Amended and Restated Certificate of Incorporation as in effect immediately prior to such Approved Sale;

(ii) if any stockholder is given an option as to the form and amount of consideration to be received with respect to Securities in a class, all stockholders of such class will be given the same option;

(iii) no stockholder shall be obligated to pay more than his, her or its pro-rata amount (based on the amount of aggregate consideration received) of all reasonable expenses incurred by the Corporation in connection with a consummated Approved Sale;

(iv) any indemnification obligations for breaches of representations, warranties and covenants made by the Corporation and its Subsidiaries shall be pro-rata among the stockholders based on the aggregate consideration received with respect to the Stockholder Shares and capped at such stockholders’ pro-rata share of the aggregate consideration received; and

(v) no stockholder who is not an employee of the Corporation shall be required to sign on to any agreement restricting its ability to compete with the Corporation and its Subsidiaries.

(d) To the extent the Approved Sale is structured as a sale of all or substantially all of the assets of the Corporation on a consolidated basis, each Dragged Stockholder shall consent to and raise no objections against (and, in any stockholder vote required with respect to such Approved Sale, shall affirmatively vote all of its Stockholder Shares in favor of) such transaction and shall waive any dissenters rights, appraisal rights or similar rights in connection with such transaction.

(e) The provisions of this Article FOURTH, Section 4 shall terminate upon the termination of the Stockholders’ Agreement in accordance with its terms. The termination of the Stockholders’ Agreement shall be publicly announced and a record thereof kept at the offices of the Corporation.

(f) So long as this Article FOURTH, Section 4 is in effect, each certificate evidencing Common Stock and each certificate issued in exchange for or upon Transfer of any Common Stock and Preferred Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE CORPORATION’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (THE “CHARTER”) INCLUDES, AMONG OTHER THINGS, TRANSFER RESTRICTIONS ON, AND OBLIGATIONS WITH RESPECT TO, THE COMMON STOCK AND THE PREFERRED STOCK OF THE CORPORATION. UNDER CERTAIN CIRCUMSTANCES, THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE OBLIGATED TO TRANSFER SUCH HOLDER’S SHARES IN ACCORDANCE WITH THE CHARTER. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CHARTER, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS AND OBLIGATIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

provided that such legend may be combined with the legend set forth in Article Fourth, Section 3(g).

FIFTH

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Unless and except to the extent that the Corporation’s By-Laws, as the same may be amended or restated from time to time (the “By-Laws”), shall so require, the election of directors need not be by written ballot.

2. Election of Directors; Voting.

(a) The number of directors constituting the Board of Directors shall initially be nine (9). Thereafter, the number of directors constituting the Board of Directors may be determined from time to time by resolution of the Board of Directors.

(b) A director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal from office. A director may resign at any time upon notice to the Corporation.

3. Exculpation. To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director.

SIXTH

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article SIXTH.

SEVENTH

CORJPORATE OPPORTUNITIES

1. In recognition and anticipation that (i) stockholders (other than stockholders who are employees of the Corporation or any of its Subsidiaries), their Affiliates and their respective directors, principals, officers, employees and/or other representatives may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (ii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage, may continue to engage, or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article

SEVENTH are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. Solely for the purposes of this Article SEVENTH, “Affiliate” shall mean (A) in respect of any specified person (other than the Corporation), any other person that, directly or indirectly, is controlled by, controls or us under common control with such specified person and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, (B) in respect of a Non-Employee Director, such Non-Employee Director’s employer and its Affiliates and any person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any person that, directly or indirectly, is controlled by the Corporation.

2. Except as specifically provided in Section 4 to this Article SEVENTH none of (i) the stockholders (other than stockholders who are employees of the Corporation or any of its Subsidiaries) or any of their Affiliates or (ii) any Non-Employee Director or any of his or her Affiliates (the persons identified in (i) and (ii) above being referred to, collectively, as “Identified Person” and, individually, as an “Identified Person”) shall have any duty to refrain, directly or indirectly, from (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (B) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, expect as specifically provided in Section 4 to this Article SEVENTH.

3. Except as specifically provided in Section 4 to this Article SEVENTH, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directors such corporate opportunity to another person.

4. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and the provisions of Sections 1, 2 and 3 of this Article SEVENTH shall not apply to any such opportunity.

EIGHTH

SECTION 203

The Corporation elects not to be governed by Section 203 of the DGCL.

NINTH

SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

TENTH

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation. The By-Laws also may be adopted, amended, altered or repealed by the stockholders.

ELEVENTH

DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

1. “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person and/or one or more Affiliates thereof.

2. “Alternative Majority Consent” shall have the meaning ascribed to it in the Stockholders’ Agreement.

3. “Approved Sale” means a Transfer which would result in the Sale of the Company pursuant to which the Dragging Stockholders compel the other stockholders to Transfer Stockholder Shares in accordance with Article FOURTH, Section 4.

4. “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are not required by law to be open in New York, New York.

5. “Committee Holders” shall have the meaning ascribed to it in the Stockholders’ Agreement.

6. “Control” means, (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting Securities, by contract or otherwise.

7. “Co-Sale/Drag Sale Percentage” means, with respect to any stockholder, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Common Stock proposed to be sold by stockholders initiating a Transfer and the denominator or which is the total number of shares of Common Stock held by such initiating stockholders (excluding, from each of the numerator and the denominator above, any options, warrants, convertible debt obligations or similar Securities, and all equity Securities issues pursuant to, or acquired in connection with, the terms of any plan or agreement established or entered into by the Corporation for the purpose of issuing Securities to any employee, officer, consultant or director of the Corporation or its Subsidiaries as compensation).

8. “Majority Requisite Consent” shall have the meaning ascribed to it in the Stockholders’ Agreement.

9. “Person” shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any domestic or foreign government or political subdivision thereof, whether on a Federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

10. “Sale of the Company” means (a) any sale or other Transfer, in one or a series of related transactions, of Stockholder Shares (including any such Transfer effected by merger, reorganization, recapitalization, consolidation or similar transaction) following which either (x) any Person (or group of Persons acting in concert), individually or together with its Affiliates, beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power or economic interest (in capital or profits) of the outstanding equity Securities of the Corporation or (y) those Persons that are a party to the Stockholders’ Agreement as of December 22, 2010 and their respective Affiliates, beneficially own, directly or indirectly, less than fifty percent (50%) of the combined voting power or economic interests (in capital and profits) represented by the outstanding equity Securities of the Corporation, (b) any sale or other Transfer (other than a pledge or hypothecation of, or any placement of a lien thereon or grant of a security interest in or other encumbrance on, property or assets), in one or a series of related transactions, of all or substantially all of the property and assets of the Corporation and its Subsidiaries on a consolidated basis, or (c) any merger, reorganization, recapitalization or consolidation to which the Corporation is a party and following which those Persons that are a party to the Stockholders’ Agreement as of December 22, 2010 and their respective Affiliates, beneficially own, directly or indirectly, less than fifty percent (50%) of the combined voting power or economic interests (in capital and profits) represented by the outstanding equity Securities of the surviving entity immediately following such transaction.

11. “Securities” means “securities” as defined in Section 2(1) of the Securities Act and includes, with respect to any Person, such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock.

12. “Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

13. “Stockholders’ Agreement” means the Stockholders’ Agreement dated as of December 22, 2010, among the Corporation and the stockholders signatory thereto from time to time, as amended, modified, supplemented or restated from time to time.

14. “Stockholder Shares” means (a) any equity Securities of the Corporation (including the Common Stock) purchased or otherwise acquired by any stockholder prior to, on or after the date hereof and (b) any equity Securities issued or issuable directly or indirectly with respect to the Securities referred to in clause (a) above by way of conversion, exercise or exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization.

15. “Subsidiaries” means, at any time, with respect to any Person (the “Subject Person”), any other Person of which either (a) fifty percent (50.0%) or more of the Securities or other interests entitled to vote in the election of directors or comparable governance bodies performing similar functions or (b) fifty percent (50.0%) or more of an interest in the profits or capital of such Person, in each case, are at the time owned or Controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person.

16. “Transfer” of Securities shall be construed broadly and shall include any direct or indirect issuance (other than issuance of Securities by the Corporation), sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise.

IN WITNESS WHEREOF, American Media, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer, on the 22nd day of December, 2010.

AMERICAN MEDIA, INC.

By:	/s/ Christopher V. Polimeni
	Name:	Christopher V. Polimeni
	Title:	Executive Vice President, Chief Financial Officer and Treasurer